Contact:	610-337-1000 Daniel Platt, ext. 1029 Shelly Oates, ext. 3202	For Immediate Release Date: November 5, 2014

UGI Issues Earnings Guidance for Fiscal Years 2014 and 2015

VALLEY FORGE, Pa., November 5 – UGI Corporation (NYSE: UGI) today announced earnings guidance for fiscal years 2014 and 2015. UGI expects to report adjusted diluted earnings per share attributable to UGI for its fiscal year ended September 30, 2014 of approximately $1.99, in line with the previously issued guidance of $1.97 — $2.03. Estimated results for the current fiscal year exclude the impact of mark-to-market losses on unsettled commodity hedging instruments at Midstream & Marketing ($0.03 per diluted share) and AmeriGas Propane ($0.01 per diluted share) as well as the retroactive effects of changes in French tax legislation enacted in the first fiscal quarter of 2014 ($.03 per diluted share).

The $1.99 guidance for fiscal year 2014 represents a 26% increase in adjusted diluted earnings per share attributable to UGI versus the prior fiscal year. The increase was primarily the result of better than expected results at Midstream & Marketing and Gas Utility. The extreme cold felt throughout the Northeast and Mid-Atlantic regions this past winter created unprecedented demand for natural gas as well as heightened natural gas price volatility due to locational basis differentials.

John Walsh, president and chief executive officer of UGI, said, “We expect earnings for the current fiscal year to be in line with our previously issued guidance. Looking ahead to the fiscal year ending September 30, 2015, assuming normal weather patterns this coming winter, we expect to report earnings in the range of $1.88 to $1.98 per diluted share. We have previously announced a number of significant investment opportunities that we are pursuing and believe our prospects for fiscal year 2016 and beyond are very bright. We look forward to providing investors with more insight on all of our business units as well as discussing our guidance and growth prospects at UGI’s Analyst Day, which will take place tomorrow morning in New York City.” UGI is scheduled to release more detailed results for the fiscal year ended September 30, 2014 at its earnings call on November 13, 2014.

Interested parties may listen to a live audio webcast of UGI’s Analyst Day starting at 8:30 a.m. Eastern Time with the supporting slide presentation by visiting the company website http://www.ugicorp.com and clicking on Investor Relations.

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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UGI Issues Earnings Guidance for Fiscal Years 2014 and 2015 Page 2

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East and those involving Russia, and foreign currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our acquisitions, commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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